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                                                                  Exhibit 3 (vi)

                      AVALON CORRECTIONAL SERVICES, INC.

                            Secretary's Certificate
                            -----------------------

     COMES NOW Randall J. Wood, Corporate Secretary for Avalon Correctional Services, Inc., and states as follows:

     On December 8, 1999, the Directors of Avalon Correctional Services, Inc., (the "Company"), met at a meeting pursuant to notice duly given. At that meeting, all Directors were personally present. The meeting was declared open for the transaction of business. At that meeting, the Director's considered the following resolution which was duly made and seconded:

     WHEREAS, the Board of Directors of the Company has heretofore authorized the issuance of Class "C" Warrants under which all such Class "C" Warrant Holders are granted the right and option to purchase shares of common stock at the current exercise price of $3.19 per share, as such exercise price may be adjusted as required by the Class "C" Warrant Agreements (the "exercise price"), subject to compliance with all other terms of the Class "C" Warrant Agreements; and

     WHEREAS, the Class "C" Warrants shall expire on December 31, 1999; and

     WHEREAS, the Board of Directors is presently considering whether or not to lower the exercise price of the Class "C" Warrants in order to encourage the exercise of the warrants prior to the expiration of such warrants; and

     WHEREAS, the Board of Directors has determined that it would be in the best interest of the Corporation to extend the expiration date of the Class "C" Warrants until March 31, 2000, in order to allow the Board of Directors additional time to evaluate the merits of modifying the exercise price of the Class "C" Warrants and to evaluate other options for capital to meet the needs of the Company.

     IT IS THEREFORE RESOLVED, that the term in which the Class "C" Warrants may be exercised is hereby extended until 5:00 p.m., Central Standard Time, Friday, March 31, 2000; with all other terms and conditions of the Class "C" Warrant Agreements to remain in effect; and

     IT IS FURTHER RESOLVED, that subject to compliance with all other terms of the Class "C" Warrant Agreements by the Warrant Holders, the Company and all transfer agents for the Company, be and hereby are authorized to accept and approve tenders of the exercise price by Class "C" Warrant Holders to purchase shares of common stock of the Corporation until 5:00 p.m., Central Standard Time, Friday, March 31, 2000.
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I hereby certify that the above resolution was adopted by the Directors on
December 8, 1999.

                                    /s/ RANDALL J. WOOD
                                    ----------------------------------------
                                    Randall J. Wood
                                    Corporate Secretary

                                    Date:   March 14, 2000

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